151 Farmington Avenue
                                             Hartford, CT 06156

April 1, 1997                                Susan E. Bryant
                                             Counsel
                                             Law Division, RE4A
                                             Investments & Financial Services
                                             (860) 273-7834
                                             Fax:  (860) 273-8340

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:      Aetna Life Insurance and Annuity Company
         Post-Effective Amendment No. 2 to Registration Statement on Form S-2 File No. 33-64331
         Prospectus Title:  Aetna Multi-Rate Annuity

Dear Sirs:

As Counsel of Aetna Life Insurance and Annuity Company (the "Company"), I have represented the Company in connection with the Aetna Multi-Rate Annuity (the "Annuity") available under certain variable annuity contracts and the S-2 Registration Statement relating to such Annuity.

In connection with such representation, I have reviewed Post-Effective Amendment No. 2 to the Registration Statement on Form S-2 relating to such Annuity, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Company are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ Susan E. Bryant
Susan E. Bryant
Counsel
Aetna Life Insurance and Annuity Company